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                                                                    Exhibit 99.1

                                 Press Release




IFX CORP. SECURES ADDITIONAL FUNDING FROM UBS CAPITAL AMERICAS
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Miami - March 14, 2001

IFX Corporation (NASDAQ: FUTR, www.ifxcorp.com) announced today that UBS Capital Americas III, L.P. and affiliates (collectively, "UBS Capital Americas") has agreed to provide approximately $15 million in additional capital by investing in newly issued IFX Series B Convertible Preferred Stock. Each share of Series B Preferred Stock will have a purchase price of $3.50 and will be convertible into one share of IFX common stock. In addition, UBS Capital Americas will invest approximately $1.8 million and IFX approximately $3.2 million in Tutopia.com, Inc., a leading Latin American consumer dial-access provider.

Mike Shalom, CEO of IFX Corp. stated "we are extremely pleased to have this additional equity commitment from UBS Capital Americas, one of our lead investors. This commitment reaffirms UBS Capital Americas' confidence in IFX's strategy to become one of the leading network service providers in Latin America." In conjunction with the new equity infusion, Charles J. Delaney, President of UBS Capital Americas, will be joining Charles Moore and Mark Lama, also of UBS Capital Americas on the IFX Board of Directors. "Chip Delaney is a most welcome addition to the IFX Board. He brings years of investment and business experience to the IFX Board and we look forward to his active involvement," added Shalom.

Mark Lama, Principal of UBS Capital Americas, commented "we are delighted about this opportunitiy to increase our investment in IFX. IFX continues to build its
pan-regional Latin American network and expand it's customer base.   Our
committment to the business is reflected by our increased representation on the IFX Board and our continued involvement with the Company."

The UBS Capital Americas investment in IFX is expected to close after regulatory approval and other customary closing conditions. This transaction has already been approved by the Board of Directors of IFX and shareholders of IFX having sufficient

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voting power to approve this transaction. This investment will also cause the conversion ratio of the approximately 2 million shares of Series A Preferred Stock held by UBS Capital Americas to be adjusted so that each share of Series A Preferred Stock will be convertible into approximately 3.52 shares of IFX common stock, rather than 1 share of IFX common stock as originally provided. After this investment, UBS Capital will own approximately 50 percent of the voting shares of IFX and will also be entitled to appoint 3 out of IFX's 7 directors and will have the right to jointly designate a fourth director in conjunction with certain of IFX's other principal shareholders. After the close of the UBS Captial Americas investment, IFX expects to have approximately 26 million shares of common stock outstanding assuming that all of IFX's convertible preferred stock is converted into common stock.

About IFX Networks ("IFX")
--------------------------

With presence in 13 Latin American countries and the United States, IFX Networks (www.ifxnetworks.com), a wholly owned subsidiary of IFX Corporation (NASDAQ:
FUTR, www.ifxcorp.com), provides full-service, tailored turnkey network access solutions to customers throughout the region. IFX Networks provides high-quality Internet connectivity and offers a broad range of value-added IP-based services, including ATM, Clear Channel, Dedicated Fixed Wireline and Wireless Internet access, Wholesale and Private Label Internet access, Virtual Private Networks (VPNs), Web-hosting and Co-location, and Premium Dial-up with Region-wide Roaming access to IFX's continent-wide Points-of-Presence (POPs), with 24x7 technical assistance in many locations. Its expansive pan-regional network and advanced technology, combined with experienced regional and local management teams and superior quality of service, makes IFX Networks the ideal choice for demanding customers.

About UBS Capital Americas
--------------------------

UBS Capital Americas is an independent private equity investment firm with in excess of $2.5 billion of capital under management. It currently manages UBS Capital Americas II, a $1.0 billion fund dedicated to North America, and UBS Capital Americas III, a $500 million fund dedicated to Latin America. Both funds focus on emerging growth companies in a variety of industries including telecommunications, Internet and technology. UBS Capital Americas is headquartered in New York City, with offices in Buenos Aires, Argentina and Sao Paulo, Brazil.





This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to IFX's business development efforts, UBS Capital Americas intention to invest in IFX preferred stock, and the growth of IFX's customer base, which reflect IFX's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include IFX's limited operating history and experience in the Internet network business, IFX's ability to attract significant additional financing and incur operational losses and negative cash flow, and risks associated with international expansion. Additional risk factors are set forth in IFX's reports and documents filed with the Securities and Exchange Commission.

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